Exhibit 99.1

The MacNeal-Schwendler Corporation Changes Name to
MSC.Software Corporation


Stockholders officially approve new name at annual stockholders' meeting


Pasadena, Calif., June 23, 1999 - (NYSE: MNS) During its annual meeting here today, the stockholders of The MacNeal-Schwendler Corporation, the world's leading developer of simulation software, approved the change of the Company's name to MSC.Software Corporation. This approval completes a process initiated in March, together with a new logo, to clarify and define MSC's position in the software universe.

"This name change confirms MSC's position in an ever-growing market; to be a major participant in the fast-paced software development industry, while building on our 35-year accomplishment of delivering top performing software products," said Frank Perna, Jr., chairman and CEO, MSC.Software. "Every change reflects MSC's investment and commitment to clarity and speed for growth and success. Our new name is an affirmation of our intention to serve all facets of the software universe, as they relate to our core competencies and market leadership."

About MSC.Software
MSC.Software is the world's leading supplier of simulation software to major manufacturers worldwide. MSC develops, markets, and supports software tools that simulate the performance of a product design before manufacture. The ability to model and test software prototypes has cost effectively enabled manufacturers to design and build everything from sophisticated aircraft, space systems and automobiles to electronic products. For additional information visit www.mscsoftware.com.

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CONTACT:
Joanne Keates
323.259.4263
joanne.keates@macsch.com